 Exhibit 99.1

May 16, 2017

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2017, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL REPORT ON FORM 10-K AND MEETING OF STOCKHOLDERS

We filed our annual report on Form 10-K for the year ending December 31, 2016 with the SEC on March 29, 2017. The report was mailed to you on April 5, 2017.

The annual stockholder meeting is scheduled for later in 2017. You will be notified as soon as a date is finalized. The annual meeting will again be held at our corporate offices located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630.

SHARE VALUE

We are pleased to report that the estimated per share value as of December 31, 2016, as stated in the Form 10-K, is $2.53. This represents an 8% increase from the previous year’s estimated value of $2.34. Please review our Form 10-K for important information regarding this estimate.

FIRST QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending March 31, 2017, with the SEC on May 11, 2017. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

As of March 31, 2017, the REIT had ownership interests in 31 senior housing facilities as follows: 100% ownership of five properties, a 95% interest in five properties, a 10% interest in 17 properties, and a 20% interest in four properties.

ACQUISITION OF INTEREST IN TWO SKILLED NURSING FACILITIES IN THE NORTHEAST

On February 28, 2017, we acquired a 20% interest in two skilled nursing facilities located in Rhode Island. The facilities, acquired for a total purchase price of $27 million, consist of a total of 318 licensed beds, and are operated by and leased to the existing operator.

The acquisitions were made through Summit Fantasia Holdings II, LLC, a joint venture between Summit Healthcare Operating Partnership, LP (“Summit OP”), which is wholly owned by the REIT and Fantasia Investment III LLC (“Fantasia”), a U.S. based affiliate of Fantasia Holdings Group Co, Limited. Summit OP has previously partnered with Fantasia in a prior acquisition.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $142,000 for the three months ended March 31, 2017 compared to $344,000 for the three months ended March 31, 2016. The decrease in cash flow was primarily due to the legal expenses associated with the ongoing litigation involving our former advisor, CRA. As stated in our SEC filings, we continue to believe that the plaintiffs’ claims are without merit. We have filed motions for summary adjudication on these claims against us and our counter-claims against CRA. The court has taken the motions under submission. Unfortunately, the trial date has been continued for the third time and a new trial date is scheduled for August 28, 2017. The Board and management look forward to a favorable resolution so they can focus their time and the Company’s capital on efforts that are accretive to shareholder value.

FFO per share remained constant at $0.02 for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending March 31, 2017.

Frequently Asked Questions

As we have mentioned in our previous update letters, we plan to continually address questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

Who do I contact if I want to transfer my shares, change brokers or need a Transfer on Death (TOD) form?

All forms regarding transfer of shares, broker changes and TOD’s are available through our transfer agent, ACS Securities Services. ACS’s Investor Services team can be reached at (888) 522-1771 and is available from 8:00 a.m. to 5:00 p.m. Central Time.

What is my investment’s current market value?

The estimated value per share of the REIT is $2.53 as of December 31, 2016. This represents an 8% increase from the December 31, 2015 value of $2.34 per share. The First Quarter 2017 statement which includes your current market value should be accompanied with this investor letter. However, there can be no assurance that you would receive this amount in any sale.

Why does the REIT only acquire an interest (10-20%) in recent property acquisitions?

The Board along with management has determined that the most favorable, cost effective, and potentially accretive growth strategy for the REIT is raising capital and growing our portfolio through joint ventures with institutional partners. This strategy enables us to accomplish greater diversification with a larger portfolio while benefitting from favorable waterfall returns and earning acquisition and asset management fees.

If you have any questions, please contact your financial advisor, our investor services and transfer agent team at ACS Securities at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc:	Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2016, and quarterly report for the period ended March 31, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.